CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers” and "Financial Highlights" in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 332 to File No. 333-151713; Amendment No. 335 to File No. 811-22209) of Global X Funds of our report dated January 29, 2016 with respect to the Global X MLP ETF, Global X Junior MLP ETF, Global X MLP & Energy Infrastructure ETF, and Global X SuperDividend® Alternatives ETF, included in the 2015 Annual Reports to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 25, 2016